UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 23, 2018

IMMUNE PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36602	52-1841431
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Bridge Plaza North, Suite 270, Fort Lee NJ	07024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 464-2677

(Former name or former address, if changed since last report) N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 8.01.	Other Events

Ceplene Option Agreement

On November 23, 2018, Immune Pharmaceuticals Inc., a Delaware corporation (the “Company”), entered into an Option Agreement (the “Option Agreement”) with Vector Therapeutics Inc. (“Vector”) pursuant to which the Company granted to Vector an option to purchase the Company’s Ceplene assets for an aggregate purchase price of $14.5 million, payable in installments as described below. Vector paid the Company $0.5 million for the option which expires on January 31, 2019. Vector has the one-time right to extend the expiration date of the option to March 1, 2019 by paying the Company an additional $0.1 million. The option is only exercisable by Vector if it provides to the Company a written certification that it has presently available cash resources in an amount at least equal to the purchase price. If Vector consummates one or more public or private offerings of its securities resulting in aggregate gross proceeds of not less than $8.0 million or (ii) provides to the Company comfort about Vector’s ability to pay up to $7.0 million to the Company, including the payment of agreed amounts payable to the mutually agreed upon amount due to Meda Pharma SARL, the funding obligation shall be deemed to be automatically and irrevocably satisfied and the option deemed to be exercised. In the event that the option is exercised or deemed to be exercised, at the closing and subject to the satisfaction or waiver of certain conditions specified in the Option Agreement, Vector will acquire the Ceplene assets and agree to assume certain related liabilities. $2.5 million of the purchase price will be payable at closing and an additional $2.0 million will be payable on or before March 29, 2019. The remaining purchase price will be paid in four annual installments of $2.5 million on or before each December 31, commencing on or before December 31, 2019. The Company and Vector have reserved the right to evidence the right to receive the four annual installments in the form of a note convertible into freely tradable shares of Vector’s common stock on such terms as the Company and Vector may agree, or by other financial instruments as mutually agreed by the Company and Vector. The Option Agreement will terminate in accordance with its terms if the closing does not occur on or prior to March 1, 2019, other than as a result of the Company’s material breach. No assurance can be given that the option will be exercised or, if exercised, that the Company will receive payment of the purchase price when due.

Under the terms of a letter agreement entered into in connection with the Option Agreement, the Company and Vector have agreed to coordinate various critical activities in the maintenance of Ceplene’s Market Authorization in Europe until closing of the transaction, which is anticipated in the first quarter of 2019.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release, dated November 27, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IMMUNE PHARMACEUTICALS INC.

	By:	/s/ Tony Fiorino
	Name:	Tony Fiorino, M.D. Ph.D.
	Title:	Interim Chairman, President and Interim Chief Executive Officer

Date: November 28, 2018